SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

                    SMARTLOGO(TM) SOFTWARE LICENSE AGREEMENT

         This SOFTWARE LICENSE AGREEMENT ("Agreement") is entered into by and between Science Applications International Corporation ("SAIC') and EduLink ("EduLink"), as of December 27, 2000 (the "Effective Date") and describes the terms and conditions pursuant to which SAIC shall license to EduLink and EduLink shall license to SAIC certain Software as defined below.

         WHEREAS SAIC owns certain software, and techniques and processes embedded therein, entitled SmartLogo 98;

         WHEREAS EduLink owns certain enhancements and improvements applicable to SmartLogo 98, and entitled SmartLogo 2000, which enhancements and improvements the parties agree do not extend to any intellectual property rights embodied in the original SmartLogo 98 itself; and

         WHEREAS the parties are desirous of sharing amongst themselves certain rights to use and commercialize such SmartLogo 98 software and such SmartLogo 2000 enhancements and improvements;

         NOW THEREFORE. in consideration of the terms and conditions set forth below, the parties agree as follows:

1.       Definitions.

         1.1 "Derived Income" means payments received by either party, whether in cash, equity, securities, barter, or other cash equivalent, the receipt of which is directly attributable to the use of Software as provided in Paragraph 2.1 or sublicensing of the Software as provided in Paragraph 2.2. In the case where non-cash payments are received, Derived Income shall be the Net Present Value of whatever is received, as determined by generally accepted methods of accounting. In the case where payments received are attributable both to Software and to goods and services provided to a third party by one party hereto, Derived Income shall be a computed figure as provided in Exhibit B.

         1.2 "Documentation" means the user manuals, handbooks and other written materials relating to the Software provided by SAIC to the EduLink pursuant to this Agreement, and listed in Exhibit A.

         1.3 "Enhancements" means a release or version of SmartLogo 98 containing functional enhancements or customizations specifically requested by EduLink, except enhancements or customizations developed by or on behalf of SAIC for incorporation into SmartLogo 2000 under SAIC Contract No. EDULINK/SAIC-2000-00l.

         1.4 "Primary Licensed Field" means the field of Internet based delivery of context-sensitive messaging related to the provision of educational services.

         1.5      "Reports" means those reports required under Section 3.2.

         1.6 "Secondary Licensed Field" means the field of Internet based delivery of context-sensitive messaging related to uses other than the provision of educational services.

         1.7 "Software" means the executable versions (object code only) of the computer software modules described on Exhibit A. Software is comprised of two program elements: "SmartLogo 98", which was developed solely by SAIC and is the subject of a US Patent Application being filed by SAIC; and "SmartLogo 2000", which is a set of enhancements to SmartLogo 98, the development of which enhancements was funded by EduLink under SAIC contract No. EDULINK/SAIC-2000-001.

         1.8      "Territory" means the World.

         1.9 "Update" means a release or version of SmartLogo 98 containing error corrections or fixes generally made available by SAIC to customers who have contracted for maintenance or support with SAIC. An Update does not include an Enhancement or any functional changes or improvements to SmartLogo 98 unless otherwise determined by SAIC in its sole discretion.

2.       License and Rights Granted.

         2.1      Grant of License.

                  2.1.1 Subject to the terms and conditions of this Agreement, SAIC hereby grants to EduLink a non-exclusive license within the Territory to use SmartLogo 98 and Documentation in both the Primary and Secondary Licensed Fields.

                  2.1.2 To the extent necessary, EduLink hereby grants to SAIC a non-exclusive License within the Territory to make, use, sub-license or otherwise commercialize SmartLogo 2000 in both the Primary and Secondary Licensed Fields.

         2.2      Grant of End-User License Rights.

                  2.2.1 SAIC also grants to EduLink the right to issue End-User License Agreements ("EULAs") within the Territory in both the Primary and Secondary Licensed Fields to third parties, subject to this Agreement. All EULAs granted by EduLink will contain all the conditions and


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

                           obligations contained in this Agreement. and will NOT include any right of such third parties to issue additional EULAs or sublicenses.

                  2.2.2 EduLink also grants to SAIC the right to issue EULAs or sublicenses to third parties in both the Primary and Secondary Licensed Fields, subject to this Agreement. All EULAs granted by SAIC will contain all the conditions and obligation's contained in this Agreement, and will NOT include any right of such third parties to issue additional EULAs or sublicenses for SmartLogo 2000.

                  2.2.3 Any End User license entered into by either party relating to Software shall satisfy all of the following conditions:

                           2.2.3.1 Form Agreements. The parties acknowledge a need to establish mutually acceptable form EULA's for the purpose of this Agreement. The parties will negotiate in good faith regarding the establishment of such form EULA for a period of 30 days after the effective date of this Agreement. Any deviations from substantive provisions of the form license shall be subject to the each party's prior written approval. In the case that the parties for any reason do not establish such form Agreements, the form of EULA used by either party must still be mutually agreed to in writing prior to either party granting End User licenses to third parties.

                           2.2.3.2 Copies of End User Licenses. Each party shall maintain at its premises a copy of the EULAs for End User licenses it has granted to third parties. Such EULA's shall be available for review and audit by the other party. Upon written request from one party, the other party will provide the requesting party with copy of any specific EULA for any particular End User.

                           2.2.3.3 Enforcement of End User Licenses. EduLink shall take prompt, commercially reasonable corrective action at its expense to: (i) enforce its End User licenses granted to others as provided hereunder; (ii) remedy the breach of any End User license; and
                                    (iii) obtain all other appropriate relief with respect thereto. EduLink shall also immediately notify SAIC in writing of any such breach and the corrective action taken. The performance of these duties by EduLink shall not preclude SAIC from also taking corrective action of its own and in its sole discretion against any such End User.


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

         2.3 Retained Rights. SAIC retains all rights not specifically granted hereunder. SAIC retains all ownership interest in SmartLogo 98 and Documentation, any improvements and modifications thereto and any Updates and Enhancements, which are not a part of SmartLogo 2000 under S/SIC Contract No. EDULINK/SAIC-2000-00l.

         2.4 Copies. Within thirty (30) days after the Effective Date, SAIC will deliver to EduLink the number of copies of SmartLogo 98 and Documentation listed on Exhibit B. SAIC will provide EduLink with additional copies of the Documentation at SAIC's standard charges. EduLink is entitled to make one copy of SmartLogo 98 only for backup and archival purposes. EduLink may not copy SmartLogo 98, except as permitted by this Agreement. All copies of SmartLogo 98 in the possession of EduLink and its End Users will be subject to all terms and conditions of this Agreement. All trademark symbols, copyright symbols, legends, and other proprietary markings must be reproduced on any such copies.

         2.5 Enhancements. EduLink may request Enhancements in writing to SAIC. EduLink will pay for the Enhancement at SAIC's then current rates and any work done by SAIC will be subject to the negotiation and execution of a mutually acceptable development Agreement between the parties. Enhancements will be included as within the definition of Software hereunder and subject to the terms and conditions of this Agreement.

         2.6 License Restrictions. EduLink agrees that it will not itself, or through any parent, subsidiary, affiliate, agent, customer, End User, sublicensee or other third party: (i) de-compile, disassemble, or reverse engineer SmartLogo 98, in whole or in part; (ii) make any modifications, alterations or additions to SmartLogo 98; (iii) write or develop any software based upon SmartLogo 98 or any Confidential Information.

3.       License Fee.

         3.1      License Fee.

                  3.1.1 As payment in full for the license rights granted hereunder, EduLink shall pay to SAIC the fees and royalties set forth in Exhibit B.

                  3.1.2 As payment in full for the license rights granted hereunder, SAIC shall pay to EduLink the royalties set forth in Exhibit B.

         3.2      Reporting.

                  3.2.1 So long as this Agreement shall remain in effect EduLink shall provide to SAIC a report no later than sixty (60) days following the end of each calendar quarter, beginning with the first full calendar quarter following


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                           the Effective Date. This report will include the
                           information set forth on Exhibit C and be in the form of Exhibit C (the "Reports").

                  3.2.2 So long as this Agreement shall remain in effect SAIC shall provide to EduLink a report no later than sixty
                           (60) days following the end of each calendar quarter, beginning with the first full calendar quarter following the Effective Date. This report will include the information set forth on Exhibit C and be in the form of Exhibit C (the "Reports").

         3.3 Audit Rights. Each party shall keep and maintain clear, accurate, and complete books and records relating to all matters covered by the Reports. Each party shall have the right on five (5) days' advance notice, to audit such books and records at the other party's offices. If any audit discloses any error in the Reports, the parties shall promptly meet to determine if adjustments to previously made royalty payments are necessary as a result of such audit. If the parties can not reach mutual Agreement on the amount of an adjustment based on an audit, or the necessity of an adjustment, within thirty (30) days of this meeting, then the parties shall refer the matter of an adjustment to binding arbitration as provided in Paragraph 7.13 below. If the parties agree an audit discloses, or an arbitrator otherwise finds, an underpayment of license fees then the underpaying party shall within ten (10) business days pay to the other parry any amounts owed (plus interest at a rate equal to the lower of 10% per annum or the maximum rate permitted by applicable law). If the parties agree an audit discloses, or an arbitrator otherwise finds, underpayment of license fees amounting to at least ten percent (10.0%) of the payments found to have been due, then the cost of the audit shall be borne by such underpaying party.

         3.4 Maintenance. The provisions of this Agreement do not include the provision of any maintenance or support services by either party to the other. Such services may be made available subject to a separate and mutually agreeable annual maintenance fee and the execution of a separate maintenance and support Agreement.

4.       Limitations.

         4.1      DISCLAIMER.

                  4.1.1 THE SOFTWARE AND DOCUMENTATION IS PROVIDED ON AN "AS IS" BASIS. SAIC MAKES NO WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING OR RELATING TO THE SOFTWARE, THE DOCUMENTATION, OR ANY MATERIALS OR SERVICES FURNISHED OR PROVIDED BY SAIC UNDER THIS AGREEMENT. SAIC SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SOFTWARE, DOCUMENTATION AND SAID OTHER MATERIALS AND SERVICES, AND WITH

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

                           RESPECT TO THE USE OR OPERATION OF ANY OF THE FOREGOING. EDULINK ACKNOWLEDGES THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO EXAMINE THE SOFTWARE AND DOCUMENTATION AND HAS DETERMINED THAT SUCH MATERIALS ARE SUFFICIENT FOR ITS PURPOSES.

                  4.1.2 IN NO EVENT WILL SAIC BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, COST OF COVER OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THE FURNISHING, PERFORMANCE OR USE OF THE SOFTWARE, DOCUMENTATION OR SERVICES PERFORMED HEREUNDER, WHETHER ALLEGED AS A BREACH OF CONTRACT OR TORTIOUS CONDUCT, INCLUDING NEGLIGENCE, EVEN IF SAIC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, SAIC WILL NOT BE LIABLE FOR ANY DAMAGES CAUSED BY DELAY IN DELIVERY OR FURNISHING THE SOFTWARE, DOCUMENTATION OR SERVICES.

                  4.1.3 SAIC DISCLAIMS ANY WARRANTY WITH RESPECT TO AND WILL NOT BE LIABLE OR OTHERWISE RESPONSIBLE FOR, (A) THE INTEROPERABILITY OF THE SOFTWARE WITH THE OTHER PROGRAMS; OR (B) YEAR 2000 COMPLIANCE OR THE ABILITY OF THE SOFTWARE TO ACCURATELY PROCESS DATES OR CALCULATE LEAP YEARS.

         4.2 Limitation on Actions. No action arising out of any breach or claimed breach of this Agreement or transactions contemplated by this Agreement may be brought by either party more than one
                  (1) year after the cause of action has accrued. For purposes of this Agreement, a cause of action will be deemed to have accrued when a party knew or reasonably should have known of the breach or claimed breach.

         4.3 Warranties in Writing. The parties agree no employee, agent, representative or affiliate of either party has authority to bind their party to any oral representations or warranty concerning the Software or the Documentation. The parties further acknowledge any representation or warranty made by representatives, employees or agents of one party to the other that is not expressly contained in this Agreement will not be enforceable.

         4.4 Survival. This Section 4 shall survive the expiration or earlier termination of this Agreement.

5. Indemnification by EduLink. EduLink shall indemnify, defend and hold SAIC harmless from and against any and all claims, damages, losses, costs, expenses, obligations, liabilities, actions, suits, including without limitation, interest and penalties., reasonable attorneys' fees and costs and all amounts paid in settlement of any claim, action or suit that may be asserted against SAIC or that SAIC shall incur or suffer that arise out of, result from or relate to: (a) the nonfulfillment of any Agreement, covenant or obligation of EduLink in connection with this Agreement; (b) any breach of any warranty or representations made by EduLink hereunder (c) the results obtained by EduLink through use by EduLink or its End Users of the Documentation or the Software; (d) any claim of any nature whatsoever brought by any third person or entity who may suffer, or who may alleged to have suffered, damages of any sort as a direct or indirect result of EduLink's activities relating to or in connection with the Documentation or the Software, or (e) any claims of infringement that arise out of, result from or relate to any modification, enhancement or misuse of the Documentation or the Software by EduLink. This Section 5 shall survive the expiration or earlier termination of this Agreement.

6.       Term and Termination.

         6.1 Term. This Agreement will take effect on the Effective Date and will remain in force for a period of twenty five (25) years thereafter, unless earlier terminated by actions of the parties.

         6.2 Immediate Termination. This Agreement shall automatically terminate upon the occurrence of any of the following:

                  6.2.1 EduLink's breach of its obligations, under any portion of Paragraph 2.2.3, or Paragraphs 2.7, 3.3, or 7.16 hereunder;

                  6.2.2 Two (2) underpayments of royalties from EduLink to SAIC pursuant to Paragraph 3.1.1 or 3.2.1, where such underpayment is determined as provided in Paragraph 3.3.

                  6.2.3 A decree or order for relief is entered by a court having jurisdiction against or with respect to EduLink in an involuntary case under federal bankruptcy laws or any state insolvency or similar laws requiring (a) the liquidation of EduLink, (b) a reorganization of EduLink, or (c) the appointment of a receiver, liquidator, assignee, custodian, trustee, or similar official for EduLink or any of the properties of EduLink; or

                  6.2.4 EduLink (a) commences a voluntary case under federal bankruptcy laws or any state insolvency or similar laws; (b) consents to the appointment of a receiver, liquidator, assignee, custodian, trustee or similar official for EduLink of any of its property; (c) makes any assignment for the benefit of creditors; or
                           (d) fails generally to pay its debts as they become due, either as to the amount of such debts or the number of such debts.

         6.3 Termination Due to Breach. This Agreement shall otherwise terminate in the event of a breach of this Agreement by EduLink, where EduLink fails to cure such breach within thirty
                  (30) days after SAIC sends written notice to EduLink describing the breach.


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

         6.4 Fee Payment Obligations Survive. Termination or expiration of this Agreement shall not release either party from its liability to pay the other any fees owing under the terms of this Agreement.

         6.5 Effect of Termination. Except as otherwise provided in this Agreement, upon the termination or expiration of this Agreement, all rights granted hereunder shall immediately cease. Within thirty (30) days after the date of termination or discontinuance of this Agreement for any reason whatsoever, EduLink shall return all unsold Software and all copies, in whole or in part, all Documentation relating thereto, and any other Confidential Information in its possession that is in tangible form. EduLink shall furnish SAIC with a certificate signed by an executive officer of EduLink verifying that the same has been done.

         6.6 Survival of End User Licenses. Licenses granted by EduLink to End Users in full compliance with the terms and conditions of this Agreement shall survive the expiration or earlier termination of this Agreement until such sublicense Agreement expires or terminates.

7.       Miscellaneous.

         7.1 Non-assignment/Binding Agreement. The parties agree neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by EduLink, in whole or in part whether voluntary or by operation of law, without the prior written consent of SAIC, provided, however, that EduLink without consent, may assign or sell the same in connection with the transfer or sale of all or substantially all of its business or in the event of merger or consolidation with another company. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.

         7.2 Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must bc delivered by one of the following processes: (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, or (c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address set forth below. Either party may change its address for notice by notice to the other party given in accordance with this Section. Notices will be considered to have been given at the time of actual delivery in person, three (3) business days after deposit in the mail as set forth above, or one (1) day after delivery to an overnight air courier service. The parties notice addresses shall be as follows:

                  "SAIC" Science Applications International Corporation 200 Harry S Truman Parkway, Suite 400 Annapolis, MD 21401
                                  Attention:  Steve Rizzi



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

                  With a copy to  Science Applications International Corporation
                                  10260 Campus Point Drive
                                  San Diego, California  92121
                                  Attention:  General Counsel

                  "EduLink"       EduLink
                                  450 N Roxbury DR, #602
                                  Beverly Hills, CA  90210
                                  Attention:  Michael Rosenfeld

         7.3 Waiver. Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights remedies at any time, will not be construed and will not be or deemed to be a waiver of such party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to take subsequent action.

         7.4 Severability. If any provision of this Agreement. or part thereof, is determined by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be interpreted by the court in such action to extend to the maximum extent as to which it is valid and enforceable, all as determined by such court in such action. Should any provision of this Agreement or part thereof be held under any circumstances in any jurisdiction to be invalid or unenforceable, such validity or unenforceability shall not affect the validity or enforceability of any other provision hereof.

         7.5 Entire Agreement. This Agreement and the exhibits hereto contains the entire Agreement of the parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and Agreements, either oral or written, between the parties.

         7.6 Purchase Order Terms. The parties agree no terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the acquisition or licensing of the Software will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of the other party to object to such terms, provisions or conditions.

         7.7 Amendment. This Agreement may not be amended, except by a document signed by both parties.

         7.8 Consent. Unless expressly provided otherwise in this Agreement, any prior consent of SAIC that is required before EduLink may take an action may be granted or withheld in SAIC's sole and absolute discretion.



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

         7.9 Export and Applicable Laws. EduLink may not export or re-export the Software without the appropriate United States and foreign governmental approvals and licenses. EduLink will comply with all applicable laws in its activities in connection with this Agreement.

         7.10 Remedies Not Exclusive. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

         7.11 Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute the same Agreement.

         7.12 Governing Law. This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles.

         7.13 Disputes. EduLink and SAIC agree to first enter into negotiations to resolve any controversy, claim or dispute ("dispute") arising under or relating to this Agreement. The parties agree to negotiate in good faith to reach a mutually agreeable resolution of such dispute within a reasonable period of time. If good faith negotiations are unsuccessful, EduLink and SAIC agree to resolve the dispute by binding and final arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitration shall take place in the County of San Diego, State of California. The arbitrator(s) shall be bound to follow the provisions of this Agreement in resolving the dispute, and may not award punitive damages. The decision of the arbitrator(s) shall be final and binding on the parties, and any award of the arbitrator(s) may be entered or enforced in any court of competent jurisdiction.

         7.14 Headings. The headings herein used are for convenience purposes only and shall not be used to construe the meaning of this Agreement in any respect.

         7.15 Third Party Beneficiary. This Agreement is intended for the sole benefit of the parties hereto and the parties do not intend to create any third party beneficiary rights in any third party in or to the terms or provisions of this Agreement.

         7.16 Publicity. EduLink will ensure that Trademarks are prominently displayed each time SmartLogo 98 is used. EduLink shall give SAIC written notice of the manner in which EduLink proposes to use its Trademarks and comply with the display requirement of
                  Section 4.1 and SAIC shall have the right to approve or disapprove same. EduLink may not combine any Trademark with any other trademark or logo without the prior written consent of SAIC. EduLink shall discontinue using any Trademark upon delivery of written instructions from SAIC to do so, which instructions SAIC may issue in its sole and absolute


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

                  discretion. EduLink understands that SAIC may alter, add or discontinue the use of any Trademark at any time.

         IN WITNESS WHEREOF, the parties have executed this Agreement.

EduLink                                Science Applications International
                                        Corporation

By: /s/ Michael Rosenfeld              By: /s/ Mark A. Drury
   --------------------------             --------------------------------------

Michael Rosenfeld                      Mark A. Drury
- -----------------------------
(Print name and title)                 Group Director of Contracts and
                                       Vice President for Administration

Date: January 5, 2001                  Date: 27 December 2000
     ------------------------               ------------------------------------

Address: 450 N. Roxbury Dr.            Address:  1710 SAIC Drive, P.O. Box 1303,
        ---------------------

S-16 602 Beverly Hills, Calif. 90210   Mail Stop:  T2-8-2, McLean, VA  22102
- -----------------------------





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                                    EXHIBIT A
                           Software and Documentation

1.     Description of Software to be Delivered, to EduLink:

       A      SmartLogo98

              Wholly developed by SAIC and covered by US patent application being tiled by SAIC

       B      SmartLogo 2000

              Developed under EduLink/SAIC Contract No. EDULINK/SAIC-2000-001.

2.     Description of Documentation to be Delivered to EduLink:

       A      Read-Me files included in delivered software;

       B      Downloadable information via online help; and

       C      In-line source code documentation.

                                    EXHIBIT B
                                      Fees

1.       License Consideration due from EduLink to SAIC.

         License Issue Fee          $25,000
         Due within five (5) days of Effective Date
         An additional $25,000 License Issue Fee shall be due within five (5) days of the first occurrence of EduLink's use of SmartLogo 98 in any Secondary Licensed Field. For purposes of clarification only, it is understood that EduLink's issuance of EULAs in Secondary Licensed Fields to any unaffiliated third party shall not be considered use by EduLink.

         Royalty on Derived Income From use of Software by EduLink:
             25% of Derived Income received by EduLink
                       until one-fifth of such royalty payments from EduLink use of Software PLUS one-third of royalty payments from End-User's use of Software shall total Fifty Thousand Dollars ($50,000.00), after which the royalty due on EduLink use of Software shall be
             20% of Derived Income received by EduLink

         From use of Software by an End User of EduLink;
             15% of Derived Income received by EduLink for such End User Software use until one-fifth of royalty payments from EduLink use of Software PLUS one-third of such royalty payments from End-User's use of Software shall total Fifty Thousand Dollars ($50,000.00), after which the royalty due on End-User's use of Software shall be
             10% of Derived Income received by EduLink for such End User
                Software use

In cases where payment received by EduLink is directly attributable to both licensed Software and Other products or services provided by EduLink, Derived Income will be the result obtained by dividing the Development Cost of Software by the Development Cost of all products and services to which such payment applies, including Software, then by multiplying that quotient by all attributable income, according to the following formula:

Development Cost of Software
        Attributable                     Attributable
                                   X       Income         =     Derived Income
- ----------------------------------

Development Cost of All Attributable
         Products and Services

For purposes of this royalty computation, Development Cost of Software shall be EduLink's payments under EduLink/SAIC Contract No. EDULINK/SAIC-2000-00l, plus EduLink's



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payments under any additional or further contracts with SAIC for development and enhancement of Software, plus EduLink's license payments hereunder.

For purposes of this royalty computation, Development Cost of All Purchased Products and Services shall be the Development Cost of Software PLUS the development cost of all other products and services to which payment applies, as determined by generally accepted accounting methods.

2.   License Consideration due from SAIC to EduLink.

     License Issue Fee     No License Issue Fee shall be due.

     Running Royalties     10% of income received which is directly attributable

     to the licensing or use of SmartLogo 2000. No royalty shall be due from SAIC for any use of SmartLogo 98, nor for any enhancements of SmartLogo 98 which are not incorporated in SmartLogo 2000 under SAIC Contract No. EDULINK/SAIC-2000-001.

3.   Number of copies of Documentation to be Delivered to EduLink: One.

4.   Number of copies of Software to be Delivered to EduLink:  One.





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